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                                                                    Exhibit 99.1

PDF Solutions(R) Completes Acquisition of IDS Software Systems

         SAN JOSE, Calif., September 24, 2003- PDF Solutions, Inc. (Nasdaq:
         PDFS), the leading provider of process-design integration technologies to enhance IC manufacturability, today announced that it has completed its acquisition of IDS Software Systems Inc., a privately held corporation based in Foster City, California.

         Under terms of the agreement, PDF Solutions has acquired IDS for $23.0 million in cash and 2,000,000 shares of PDF's common stock, resulting in an aggregate consideration value of $41.6 million, based upon today's closing price of PDF's common stock on the Nasdaq National Market of $9.31 per share. As previously agreed, PDF Solutions will also assume all of IDS' stock options that are outstanding immediately prior to the close of the transaction.

         "This an exciting day for PDF Solutions. We can now fully integrate the IDS team and the dataPOWER(TM) product offering with PDF Solutions," stated John Kibarian, chief executive officer of PDF Solutions. "As we establish a new combined product roadmap, PDF Solutions will continue to provide our customers with greater capabilities to successfully manage the manufacturability complexities inherent in nanometer semiconductor processes."

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About PDF Solutions

PDF Solutions, Inc. (NASDAQ: PDFS) is the leading provider of process-design integration technologies to enhance IC manufacturability. PDF Solutions' software, methodologies, and services enable semiconductor companies to create more manufacturable IC designs and more capable manufacturing processes. By simulating nanometer-scale product and process interactions, PDF Solutions offers clients reduced time-to-market, increased IC yield and performance, and increased product reliability and profitability. Headquartered in San Jose, Calif., PDF Solutions operates worldwide with additional offices in Europe and Japan. For more information, visit www.pdf.com.

PDF Solutions(R) is a registered trademark and dataPOWER(TM) is a trademark of PDF Solutions, Inc.

Forward-Looking Statements

Some of the statements in this press release are forward looking, including, without limitation, those regarding the ability of the company to integrate its existing products with dataPower software in an efficient and effective manner, potential future revenue opportunities to PDF Solutions, PDF's ability to integrate and retain IDS' employees, the company's ability to retain current customers and grow the customer base as a result of the transaction. The words "expect", "believe" and similar expressions also identify forward-looking statements. Actual results could differ materially from those expressed in any forward-looking statements. Risks and uncertainties that could cause results to differ materially include risks associated with: failure to timely or successfully integrate PDF Solutions' products with dataPower software; failure to integrate and retain employees; failure to retain current customers and grow potential future revenue opportunities; fluctuations in the price of PDF's stock; unforeseen industry changes; changes in the U.S. and worldwide economic and political environments; and changes in the marketplace for our solutions, including the introduction of products or services competitive with PDF's products and services. Readers should also refer to the risk disclosures set forth in PDF's periodic public filings with the SEC, including, without limitation, its reports on Form 10-K, most recently filed on April 26, 2003, and on Form 10-Q, most recently filed on August 14, 2003. The forward-looking statements contained in this release are made as of the date hereof, and PDF does not assume any obligation to update such statements nor the reasons why actual results could differ materially from those projected in such statements.